Exhibit 99.1

RxSight, Inc. Reports Fourth Quarter and Full Year 2022 Financial Results

Aliso Viejo, Calif. (NASDAQ: RXST) – March 6, 2023 – RxSight, Inc., an ophthalmic medical device company dedicated to providing high-quality customized vision to patients following cataract surgery, today reported financial results for the three months and full year ended December 31, 2022.

Key Quarterly and Full Year Highlights

•
Recognized fourth quarter 2022 revenue of $16.1 million, an increase of 91% compared to the fourth quarter of 2021, reflecting:
•
The sale of 57 Light Delivery Devices (LDD™s), representing a 27% unit increase from the fourth quarter of 2021, expanding the installed base to 400 LDDs at the end of the quarter, a 94% increase compared to the 206-unit LDD installed base at the end of the fourth quarter of 2021; and
•
The sale of 9,123 Light Adjustable Lenses (LAL®s), representing a 208% increase in procedure volumes compared to the fourth quarter of 2021.
•
Recognized full year 2022 revenue of $49.0 million, representing growth of 117% compared to 2021, driven by unit sales of 195 LDDs and 25,284 LALs, representing increases of 71% and 204%, respectively, compared to 2021.

2023 Guidance Highlights

•
Provided 2023 revenue guidance range of $78.0 million to $83.0 million, representing implied growth of 59% to 69% compared to 2022.
•
Provided 2023 gross margin guidance range of 52% to 54%, representing an implied increase of 19% to 24% compared to 2022.
•
Provided operating expense guidance range of $105.0 million to $108.0 million, representing an implied growth of 24% to 28% compared to 2022.

“RxSight delivered a strong finish to 2022 and entered 2023 with favorable trends that signal accelerating adoption of our unique premium cataract system” said Ron Kurtz, CEO and President of RxSight. “The LAL is the only solution that enables doctors to fully customize patients’ visual acuity after surgery and consistently achieve superior, high-quality outcomes. We look forward to working with a growing number of doctors to build a durable infrastructure for post-operative light treatments to serve the needs of cataract patients and drive sustained, long-term, high-margin LAL procedure volumes.”

Fourth Quarter Financial Results

In the fourth quarter of 2022, total revenue was $16.1 million, an increase of 91% compared to the fourth quarter of 2021. Revenue growth was driven by a 24% increase in LDD revenue and a 210% increase in LAL revenue compared to the fourth quarter of 2021.

Gross profit for the fourth quarter of 2022 was $7.4 million or 46.1% of revenue, an increase of $4.5 million or 159% compared to gross profit of $2.9 million or 34.0% of revenue for the fourth quarter of 2021.

Total operating expenses for the fourth quarter of 2022 were $22.4 million, a 28% increase from $17.5 million in the fourth quarter of 2021. The rise in operating expenses was primarily due to a higher sales and marketing headcount, travel and trade shows to support the company’s growth plans.

In the fourth quarter of 2022, the company reported a net loss of $(15.6) million, or $(0.56) per basic and diluted share, compared to net loss of $(15.7) million, or $(0.58) per share on a basic and diluted basis in the fourth quarter of 2021. Adjusted net loss in the fourth quarter of 2022 was $(12.6) million, or $(0.45) per basic and diluted share, compared to an adjusted net loss of $(12.8) million, or $(0.47) per basic and diluted share in the fourth quarter of 2021.

Cash, cash equivalents and short-term investments as of December 31, 2022, were $105.8 million and long-term debt was $40.2 million.

Fiscal Year 2022 Financial Results

Full year 2022 total revenue was $49.0 million, an increase of 117% compared to the full year of 2021. The revenue increase was due to a 71% increase in the number of LDDs sold and an 204% increase in the number of LALs sold in 2022 compared to 2021.

Gross profit for the full year of 2022 was $21.3 million, or 43.5% of revenue compared to gross profit of $4.5 million, or 20.0% of revenue for the full year of 2021. The increase in gross profit was due to the increase in the number of LALs and LDDs sold.

Total operating expenses for the full year of 2022 were $84.6 million, a 48% increase from $57.3 million for the full year of 2021. The increase was primarily driven by higher headcount in sales and marketing to support the growth of the business, costs of operating as a public company and an increase of $3.8 million in non-cash stock-based compensation expense.

In 2022, net loss was $(66.8) million, or $(2.41) per share on a basic and diluted basis compared to a net loss of $(48.7) million, or $(3.57) per share on a basic and diluted basis in 2021. Adjusted net loss was $(55.4) million, or $(2.00) per share on a basic and diluted basis, in 2022, compared to an adjusted net loss of $(43.8) million, or $(3.22) per share on a basic and diluted basis in 2021.

2023 Public Offering

On February 7, 2023, the Company entered into an underwriting agreement with BofA Securities, Inc., in which the Company agreed to issue and sell 4,000,000 shares of the Company's common stock in a public offering (“Public Offering”), pursuant to the Company's shelf registration statement on Form S-3, which was declared effective on August 12, 2022. The shares of common stock were sold at a price to the public of $12.50 per share. Under the terms of the underwriting agreement, the Company also granted the underwriters an option exercisable for 30 days from the date of the underwriting agreement to purchase up to an additional 600,000 shares of common stock on the same terms and conditions. The Public Offering closed on February 10, 2023. The underwriters' option was exercised in full on February 10, 2023 and closed on February 14, 2023.

Conference Call

On Monday, March 6, 2023, at 1:30 p.m. Pacific Time, the company will host a conference call to discuss its fourth quarter 2022 and fiscal year 2022 financial results. Participants may register for the call and listen through a live and archived webcast of the event available for one year at https://investors.rxsight.com/. While not required, it is recommended participants join ten minutes prior to the event start time to ensure the necessary audio applications are downloaded and installed. Instructions are provided (including a dial-in option).

2023 Annual Meeting of Stockholders

RxSight, Inc. today announced that the Company's Annual Meeting of Stockholders will be held on June 1, 2023, virtually. The Company’s Board of Directors set April 10, 2023, as the record date for the Annual Meeting.

About RxSight, Inc.

RxSight, Inc. is a commercial-stage medical technology company dedicated to improving the vision of patients following cataract surgery. The RxSight® Light Adjustable Lens system, comprised of the RxSight Light Adjustable Lens® (LAL®), RxSight Light Delivery Device (LDD™) and accessories, is the first and only commercially available intraocular lens (IOL) technology that can be adjusted after surgery enabling doctors to customize and deliver high-quality of vision to patients after cataract surgery. Additional information about RxSight can be found at www.rxsight.com.

Forward-Looking Statements

This press release contains forward-looking statements, including with respect to RxSight entering 2023 with favorable trends that signal accelerating adoption of its unique premium cataract system; anticipated growth in the number of doctors using LDDs; anticipated sustained, long-term, high-margin LAL procedure volumes; and RxSight’s projected revenue, gross margin and operating expense. Such statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, and among other things, our ability to maintain cash balances and successfully commercialize or partner our product candidates currently under development. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of such terms and other same terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

Company Contact:

Shelley B. Thunen

Chief Financial Officer

sthunen@rxsight.com

Investor Relations Contact:

IR@rxsight.com

RxSIGHT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS (UNAUDITED)

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Sales	$16,088	$8,427	$49,005	$22,593
Cost of sales	8,666	5,558	27,677	18,076
Gross profit	7,422	2,869	21,328	4,517
Operating expenses:
Selling, general and administrative	15,731	11,619	58,665	32,805
Research and development	6,681	5,916	25,981	24,499
Total operating expenses	22,412	17,535	84,646	57,304
Loss from operations	(14,990)	(14,666)	(63,318)	(52,787)
Other income (expense), net:
Change in fair value of warrants	—	—	—	2,717
Expiration of warrant	—	—	—	5,018
Interest expense	(1,451)	(1,079)	(4,946)	(3,682)
Interest and other income	836	11	1,517	54
Loss before income taxes	(15,605)	(15,734)	(66,747)	(48,680)
Income tax expense	5	—	9	8
Net loss	$(15,610)	$(15,734)	$(66,756)	$(48,688)

Other comprehensive loss
Unrealized gain (loss) on short-term investments	28	(5)	(66)	(7)
Foreign currency translation income (loss)	14	(4)	(9)	(10)
Total other comprehensive income (loss)	42	(9)	(75)	(17)
Comprehensive loss	$(15,568)	$(15,743)	$(66,831)	$(48,705)
Net loss per share:
Attributable to common stock, basic & diluted	$(0.56)	$(0.58)	$(2.41)	$(3.57)
Weighted-average shares outstanding used in computing net loss per share:
Attributable to common stock, basic & diluted	27,990,322	27,352,638	27,661,982	13,625,044

RxSIGHT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share amounts)

	December 31,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,834	$24,361
Short-term investments	93,968	134,971
Accounts receivable, net	10,956	4,862
Inventories	14,835	8,032
Prepaid and other current assets	2,962	4,069
Total current assets	134,555	176,295
Property and equipment, net	10,138	11,217
Operating leases right-of-use assets	3,943	4,284
Restricted cash	761	811
Other assets	767	114
Total assets	$150,164	$192,721
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,595	$1,689
Accrued expenses and other current liabilities	12,672	7,859
Lease liabilities	1,970	1,529
Total current liabilities	17,237	11,077
Long-term lease liabilities	2,856	3,642
Term loan, net	40,169	39,760
Total liabilities	60,262	54,479
Commitments and contingencies
Stockholders' equity:
Common stock, $0.001 par value, 900,000,000 shares authorized, 28,268,389 shares issued and outstanding as of December 31, 2022 and 27,366,746 shares issued and outstanding as of December 31, 2021	28	27
Preferred stock, $0.001 par value, 100,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	636,001	617,511
Accumulated other comprehensive loss	(95)	(20)
Accumulated deficit	(546,032)	(479,276)
Total stockholders' equity	89,902	138,242
Total liabilities and stockholders' equity	$150,164	$192,721

Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented under generally accepted accounting principles in the United States (“GAAP”), we believe certain non-GAAP measures, including adjusted net loss, and adjusted net loss per share, basic and diluted, provide useful information to investors and are useful in evaluating our operating performance. For example, we exclude stock-based compensation expense and change in fair value of warrants because these are non-cash in nature and we believe excluding these items provides meaningful supplemental information regarding our operational performance and allows investors the ability to make more meaningful comparisons between our operating results and those of other companies.

We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.

Adjusted Net Loss and Adjusted Net Loss Per Share

Adjusted net loss is a non-GAAP financial measure that we define as net loss adjusted for (i) stock-based compensation and (ii) change in fair value of warrants. We believe adjusted net loss provides investors with useful information on period-to-period performance as evaluated by management and comparison with our past financial performance and is useful in evaluating our operating performance compared to that of other companies in our industry, as this metric generally eliminates the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance.

Reconciliations of net loss to adjusted net loss and the presentation of adjusted net loss per share, basic and diluted, are as follows:

RxSIGHT, INC.

GAAP To NON-GAAP RECONCILIATIONS (UNAUDITED)

(In thousands, except share and per share amounts)

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Common Stock
Numerator:
Net loss available to stockholders, basic and diluted	$(15,610)	$(15,734)	$(66,756)	$(48,688)
Add:
Stock-based compensation	2,962	2,910	11,397	7,575
Change in fair value of warrants	—	—	—	(2,717)
Adjusted net loss available to common stockholders, basic and diluted:	$(12,648)	$(12,824)	$(55,359)	$(43,830)

Denominator:
Weighted-average shares outstanding, basic and diluted	27,990,322	27,352,638	27,661,982	13,625,044
Adjusted net loss per share, basic and diluted	$(0.45)	$(0.47)	$(2.00)	$(3.22)